Exhibit 99.1

Pall Corporation Second Quarter Sales Up 9 1/2%

East Hills, NY (March 1, 2005) –– Pall Corporation (NYSE: PLL) today reported sales and earnings results for the second quarter and six months ended January 31, 2005.

Sales for the quarter increased 9 1/2% to $469.5 million compared to $428.1 million last year. Reported earnings were $32 million or 26 cents per share as compared to $24.9 million or 20 cents per share last year. Excluding restructuring and other charges, earnings on a pro forma basis, net of related tax effect, increased 6% to $35.8 million or 29 cents per share as compared to $33.7 million or 26 cents per share last year.

Sales for the six months increased 10% to $884.2 million compared to $802.4 million last year. Reported earnings were $53.7 million or 43 cents per share as compared to $49.5 million or 39 cents per share last year. Excluding restructuring and other charges, earnings on a pro forma basis, net of related tax effect, increased 11% to $62.2 million or 50 cents per share as compared to $56 million or 44 cents per share last year. The effect of foreign currency translation added 4 1/2% to revenues and increased earnings per share by 1 cent for both the quarter and the six months.

Restructuring and other charges of approximately $5.4 million and $11 million were recorded in the quarter and six months, respectively, primarily related to the Company's ongoing cost reduction and business realignment programs and the write-down of a strategic investment in the first quarter.

Eric Krasnoff, Chairman and CEO, said, “We are pleased with our results for the quarter. Sales were up over 9%, while pro forma earnings increased 6%. Our CoRe cost reduction initiatives and business realignment are on track. SG&A improved 20 basis points over last year excluding the impact of foreign exchange. Our systems business, intrinsic to Pall's Total Fluid Management strategy, again saw explosive growth of over 25%. While depressing gross margins slightly, our growing installed systems base consumes higher margin Pall disposables for years to come.

The results by geography, with sales reported in local currency, are:

Sales in Asia increased 16 1/2% in the quarter, led by strong growth in Japan and China. The Asian growth was fueled by increases of 26 1/2% in General Industrial and 14% in Microelectronics. Sales in the Western Hemisphere grew 5 1/2% in the quarter, led by strong growth in BioPharmaceuticals, General Industrial and Microelectronics. In Europe, sales were flat primarily due to reduced sales in Aerospace and Microelectronics as well as the impact of the sale of our machine tool business last August.

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The results reported in local currency by business are:

Overall Industrial sales grew 6 1/2% in the quarter driven by growth in General Industrial and Microelectronics. The Industrial operating profit margin was 12.2% at a strong $34.4 million.

Looking at the Industrial businesses by reporting segment, Microelectronics sales increased 8% in the quarter compared to last year. For the six months, sales are up 15 1/2%. Operating profit margin was 17.9% in the quarter. New products and increasing sales beyond our core chip manufacturing applications are driving growth.

General Industrial sales grew in the quarter by 8 1/2%. The operating profit margin was 9.3%, up from 8.4% in last year's second quarter. Within General Industrial, Water Processing sales grew 24 1/2% and Fuels and Chemicals sales increased 19%. Power Generation sales were up modestly. Food and Beverage sales, while down 3 1/2%, saw good orders growth in the quarter, particularly in Asia. Machinery and Equipment grew 9% and, on a pro forma basis subtracting the machine tool business, it grew 15 1/2%.

Aerospace sales were down 4% in the quarter due to the timing of large projects. Military sales were down 6%. Commercial sales, excluding the Marine Water portion of this business, were up 3 1/2% in the quarter. Aerospace operating margins at 17.4% in the quarter showed good improvement over quarter one.

Turning now to Life Sciences, sales increased 4% reflecting strong growth in BioPharmaceuticals. Life Sciences operating profit margins increased to 19.2% and operating profit dollars were up 17 1/2%. Sales in the BioPharmaceuticals segment increased 9% compared with last year and 9 1/2% sequentially. This reflects both particularly strong demand from the biotechnology sector and Pall's expanded array of products designed for this market. The BioPharmaceuticals operating profit margin was 24% and operating profit dollars were up 8 1/2%.

Within Medical, the BioSciences portion of the business grew 8% in the quarter reflecting strong Laboratory sales in all geographies. The blood filtration and hospital product sectors were down 2 1/2% in the quarter on weakness in North America. Medical operating profit margins improved to 15.9% and operating profit dollars were $17.5 million, up 29%. We plan to release our eagerly anticipated Leukotrap® Affinity Prion Reduction Filter for commercial sale in Europe this spring.”

Mr. Krasnoff concluded, “We continue to expand Pall's strong geographic presence especially in Asia and Eastern Europe. We are also expanding our product lines in key markets such as biotechnology, microelectronics and water processing. Alongside these commercial efforts, Pall's cost reduction programs are aggressively moving forward to the benefit of the bottom line. With our business realignment coming to fruition, Pall is in full stride.”

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Tomorrow, March 2, 2005, at 8:30 am EST, Pall Corporation will host its quarterly earnings conference call. Individuals can access the webcast on the home page of the Company's website, www.pall.com. Listening to the webcast requires speakers and Microsoft Windows Media Player software. The webcast will be archived for 30 days.

About Pall Corporation:

Pall Corporation is the global leader in the rapidly growing field of filtration, separations and purification. Pall's business is organized around two broad markets: Life Sciences and Industrial. The Company provides leading-edge products to meet the demanding needs of customers in biotechnology, pharmaceutical, transfusion medicine, semiconductor, water purification, aerospace and broad industrial markets. Total revenues for fiscal 2004 were $1.8 billion. The Company headquarters are in East Hills, New York with extensive operations throughout the world. Visit Pall at www.pall.com.

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current Company expectations and are subject to risks and uncertainties which could cause actual results to differ materially. Such risks and uncertainties include, but are not limited to: fluctuations in foreign currency exchange rates; regulatory approval and market acceptance of new technologies; changes in product mix and product pricing and in interest rates and cost of raw materials; the Company's success in enforcing its patents and protecting its proprietary products and manufacturing techniques and its ability to achieve the savings anticipated from its cost reduction initiatives; global and regional economic conditions and legislative, regulatory and political developments; and domestic and international competition in the Company’s global markets. Additional information regarding these and other factors is available on the Web at www.pall.com and is included in the Company’s reports filed with the U.S. Securities and Exchange Commission. Copies of such reports can be obtained, without charge, at www.sec.gov.

Management uses certain non-GAAP measurements to assess Pall's current and future financial performance. The non-GAAP measurements do not replace the presentation of Pall's GAAP financial results. These measurements provide supplemental information to assist management in analyzing Pall's financial position and results of operations. Pall has chosen to provide this information to facilitate meaningful comparisons of past, present and future operating results and as a means to emphasize the results of on-going operations.

Financial Tables Follow...

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PALL CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Amounts in thousands)

	JAN. 31, 2005		Jul 31, 2004

Assets

Cash and short-term investments	$227,136		$207,277
Accounts receivable, net	443,217		468,905
Inventories, net	343,053		302,861
Other current assets	100,050		90,772

Total current assets	1,113,456		1,069,815

Property, plant and equipment, net	623,908		600,383
Other assets	497,105	(a)	470,185

Total assets	$2,234,469		$2,140,383

Liabilities and Stockholders' Equity

Short-term debt	$63,046		$59,482
Accounts payable, income taxes and other current liabilities	336,923		381,034

Total current liabilities	399,969		440,516

Long-term debt	543,515		488,686
Deferred taxes and other non-current liabilities	148,331		156,742

Total liabilities	1,091,815		1,085,944

Stockholders' equity	1,142,654		1,054,439

Total liabilities and stockholders' equity	$2,234,469		$2,140,383

(a) Includes $31,171 which represents the excess cost over the book value of the net assets acquired of Biosepra S.A. and Euroflow UK Ltd.
More...

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PALL CORPORATION CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(Amounts in thousands, except per share data)

	SECOND QUARTER ENDED				SIX MONTHS ENDED

	JAN.31,		JAN.31,		JAN.31,		JAN.31,
	2005		2004		2005		2004

Net sales	$469,473		$428,085		$884,205		$802,371
Cost of sales	244,541		221,216		459,401		415,437

Gross profit	224,932		206,869		424,804		386,934

Selling, general and administrative expenses	157,765		143,638		303,445		275,545
Research and development	13,907		13,785		27,620		27,493
Restructuring and other charges, net	5,438	(a)	13,668	(b)	10,961	(a)	9,965	(b)
Interest expense, net	6,146		5,091		11,853		10,243

Earnings before income taxes	41,676		30,687		70,925		63,688
Provision for income taxes	9,631		5,831		17,181		14,164

Net earnings	$32,045		$24,856		$53,744		$49,524

Earnings per share:
Basic:	$0.26		$0.20		$0.43		$0.39

Diluted:	$0.26		$0.20		$0.43		$0.39

Average number of shares outstanding:
Basic:	124,482		126,288		124,400		125,886

Diluted:	125,457		127,422		125,330		127,025

Net earnings as reported	$32,045		$24,856		$53,744		$49,524
Restructuring and other charges, net,after pro forma tax effect	3,761		8,853		8,489		6,452

Pro forma earnings	$35,806		$33,709		$62,233		$55,976

Diluted earnings per share as reported	$0.26		$0.20		$0.43		$0.39

Restructuring and other charges, net	$ 0.03	(a)	$ 0.06	(b)	$ 0.07	(a)	$0.05	(b)

Pro forma diluted earnings per share	$0.29		$0.26		$0.50		$0.44

(a) Restructuring and other charges, net, includes $5,438 (3 cents per share, after pro forma tax effect) and $8,086 (5 cents per share, after pro forma tax effect) in the second quarter and six months, respectively, primarily comprised of severance and other costs related to the restructuring of operations into three integrated businesses and, in the six months, $2,875 (2 cents per share, after pro forma tax effect) related to the impairment of a strategic investment.

(b) Restructuring and other charges, net, include $11,500 (5 cents per share, after pro forma tax effect) to increase environmental reserves in the second quarter and $2,168 (1 cent per share, after pro forma tax effect) and $3,741 (2 cents per share, after pro forma tax effect) in the second quarter and six months, respectively, primarily related to the restructuring of operations in Europe and Japan. Offsetting this was a $5,276 (2 cents per share, after pro forma tax effect) adjustment to decrease a pension liability in the first quarter.

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PALL CORPORATION MARKET SEGMENT AND GEOGRAPHIC INFORMATION (Unaudited)
(DOLLAR AMOUNTS IN THOUSANDS)

SALES SECOND QUARTER ENDED:	JAN. 31, 2005	JAN. 31, 2004	% CHANGE	% CHANGE IN LOCAL CURRENCY

MARKET SEGMENT
INFORMATION:

Medical(a)	$110,358	$106,587	3 ½	1/2
BioPharmaceuticals(a)	77,618	68,023	14	9

Total Life Sciences	187,976	174,610	7 ½	4

General Industrial	183,457	160,712	14	8 1/2
Aerospace	41,944	42,727	(2)	(4)
Microelectronics	56,096	50,036	12	8

Total Industrial	281,497	253,475	11	6 1/2

Total	$469,473	$428,085	9 ½	5

GEOGRAPHIC INFORMATION:

SALES
TO UNAFFILIATED CUSTOMERS

Western
Hemisphere	$167,334	$158,343	5 1/2	5 1/2
Europe	191,851	178,674	7 1/2	(1/2)
Asia	110,288	91,068	21	16 1/2

Total	$469,473	$428,085	9 ½	5

TOTAL SALES
Western
Hemisphere	$217,992	$202,092
Europe	223,013	200,030
Asia	111,715	92,176
Eliminations	(83,247)	(66,213)

Total	$469,473	$428,085

(a) Certain prior year amounts have been reclassified to conform to the current year presentation.

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OPERATING PROFIT SECOND QUARTER ENDED:	JAN. 31, 2005%		JAN. 31, 2004%

MARKET SEGMENT
INFORMATION:

Medical(a)	$17,534	15.9	$13,588	12.7
BioPharmaceuticals(a)	18,624	24.0	17,149	25.2

Total Life Sciences	36,158	19.2	30,737	17.6

General Industrial	16,988	9.3	13,499	8.4
Aerospace	7,297	17.4	10,665	25.0
Microelectronics	10,069	17.9	10,454	20.9

Total Industrial	34,354	12.2	34,618	13.7

Subtotal	70,512	15.0	65,355	15.3

Restructuring and other charges	(5,438)		(13,668)
General corporate expenses	(17,252)		(15,909)
Interest expense, net	(6,146)		(5,091)

Earnings before income taxes	$41,676		$30,687

GEOGRAPHIC INFORMATION:

Western Hemisphere	$34,810	16.0	$24,001	11.9
Europe	20,497	9.2	24,644	12.3
Asia	16,453	14.7	16,985	18.4
Eliminations	(1,248)		(275)

Subtotal	70,512	15.0	65,355	15.3

Restructuring and other charges	(5,438)		(13,668)
General corporate expenses	(17,252)		(15,909)
Interest expense, net	(6,146)		(5,091)

Earnings before income taxes	$41,676		$30,687

(a) Certain prior year amounts have been reclassified to conform to the current year presentation.

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SALES SIX MONTHS ENDED:	JAN. 31, 2005	JAN. 31, 2004	% CHANGE	% CHANGE IN LOCAL CURRENCY

MARKET SEGMENT INFORMATION:

Medical(a)	$205,823	$198,868	3 1/2	1/2
BioPharmaceuticals(a)	148,407	128,036	16	10 1/2

Total Life Sciences	354,230	326,904	8 1/2	4

General Industrial	341,678	299,335	14	8 1/2
Aerospace	80,781	86,270	(6 1/2)	(8 1/2)
Microelectronics	107,516	89,862	19 1/2	15 1/2

Total Industrial	529,975	475,467	11 1/2	6 1/2

Total	$884,205	$802,371	10	5 1/2

GEOGRAPHIC INFORMATION:

SALES
TO UNAFFILIATED CUSTOMERS

Western
Hemisphere	$319,612	$300,330	6 1/2	6
Europe	361,609	338,397	7	(1 1/2)
Asia	202,984	163,644	24	20

Total	$884,205	$802,371	10	5 1/2

TOTAL SALES
Western
Hemisphere	$419,871	$384,107
Europe	418,930	382,833
Asia	205,670	165,751
Eliminations	(160,266)	(130,320)

Total	$884,205	$802,371

(a) Certain prior year amounts have been reclassified to conform to the current year presentation.

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OPERATING PROFIT SIX MONTHS ENDED:	JAN. 31, 2005%		JAN. 31, 2004%

MARKET SEGMENT INFORMATION:

Medical(a)	$31,329	15.2	$23,314	11.7
BioPharmaceuticals(a)	35,565	24.0	32,376	25.3

Total Life Sciences	66,894	18.9	55,690	17.0

General Industrial	30,180	8.8	26,323	8.8
Aerospace	12,386	15.3	22,037	25.5
Microelectronics	18,583	17.3	15,201	16.9

Total Industrial	61,149	11.5	63,561	13.4

Subtotal	128,043	14.5	119,251	14.9

Restructuring and other charges	(10,961)		(9,965)
General corporate expenses	(34,304)		(35,355)
Interest expense, net	(11,853)		(10,243)

Earnings before income taxes	$70,925		$63,688

GEOGRAPHIC INFORMATION:

Western Hemisphere	$61,873	14.7	$44,743	11.6
Europe	41,511	9.9	47,417	12.4
Asia	29,764	14.5	27,493	16.6
Eliminations	(5,105)		(402)

Subtotal	128,043	14.5	119,251	14.9

Restructuring and other charges	(10,961)		(9,965)
General corporate expenses	(34,304)		(35,355)
Interest expense, net	(11,853)		(10,243)

Earnings before income taxes	$70,925		$63,688

(a) Certain prior year amounts have been reclassified to conform to the current year presentation.

Contact:
Marc Wilson
Pall Corporation
Tel: (516) 801-9800

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